June 14, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,009,000

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF due June 17, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date, for which the closing price of one share of each of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF, which we refer to as the Funds, is greater than or equal to 60.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first through fifth and final Interest Payment Dates).
•	The earliest date on which the notes may be redeemed early is December 19, 2024.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on June 14, 2024 and are expected to settle on or about June 20, 2024.
•	CUSIP: 48135MY77

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$9.50	$990.50
Total	$2,009,000	$19,085.50	$1,989,914.50

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $9.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $958.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The KraneShares CSI China Internet ETF (Bloomberg ticker: KWEB), the VanEck® Gold Miners ETF (Bloomberg ticker: GDX) and the SPDR® S&P® Regional Banking ETF (Bloomberg ticker: KRE)

Contingent Interest Payments: If the notes have not been previously redeemed early and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $10.2917 (equivalent to a Contingent Interest Rate of 12.35% per annum, payable at a rate of 1.02917% per month).

If the closing price of one share of any Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: 12.35% per annum, payable at a rate of 1.02917% per month

Interest Barrier: With respect to each Fund, 60.00% of its Initial Value, which is $17.25 for the KraneShares CSI China Internet ETF, $20.046 for the VanEck® Gold Miners ETF and $27.672 for the SPDR® S&P® Regional Banking ETF

Trigger Value: With respect to each Fund, 50.00% of its Initial Value, which is $14.375 for the KraneShares CSI China Internet ETF, $16.705 for the VanEck® Gold Miners ETF and $23.06 for the SPDR® S&P® Regional Banking ETF

Pricing Date: June 14, 2024

Original Issue Date (Settlement Date): On or about June 20, 2024

Review Dates*: July 15, 2024, August 14, 2024, September 16, 2024, October 14, 2024, November 14, 2024, December 16, 2024, January 14, 2025, February 14, 2025, March 14, 2025, April 14, 2025, May 14, 2025, June 16, 2025, July 14, 2025, August 14, 2025, September 15, 2025, October 14, 2025, November 14, 2025, December 15, 2025, January 14, 2026, February 17, 2026, March 16, 2026, April 14, 2026, May 14, 2026, June 15, 2026, July 14, 2026, August 14, 2026, September 14, 2026, October 14, 2026, November 16, 2026, December 14, 2026, January 14, 2027, February 16, 2027, March 15, 2027, April 14, 2027, May 14, 2027 and June 14, 2027 (final Review Date)

Interest Payment Dates*: July 18, 2024, August 19, 2024, September 19, 2024, October 17, 2024, November 19, 2024, December 19, 2024, January 17, 2025, February 20, 2025, March 19, 2025, April 17, 2025, May 19, 2025, June 20, 2025, July 17, 2025, August 19, 2025, September 18, 2025, October 17, 2025, November 19, 2025, December 18, 2025, January 20, 2026, February 20, 2026, March 19, 2026, April 17, 2026, May 19, 2026, June 18, 2026, July 17, 2026, August 19, 2026, September 17, 2026, October 19, 2026, November 19, 2026, December 17, 2026, January 20, 2027, February 19, 2027, March 18, 2027, April 19, 2027, May 19, 2027 and the Maturity Date

Maturity Date*: June 17, 2027

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first through fifth and final Interest Payment Dates) at a price, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $28.75 for the KraneShares CSI China Internet ETF, $33.41 for the VanEck® Gold Miners ETF and $46.12 for the SPDR® S&P® Regional Banking ETF

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Supplemental Terms of the Notes

Any values of the Funds, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payments in Connection with the First through Fifth Review Dates

Payments in Connection with Review Dates (Other than the First through Fifth and Final Review Dates)

PS-2 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Payment at Maturity If the Notes Have Not Been Redeemed Early

PS-3 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 12.35% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
36	$370.5000
35	$360.2083
34	$349.9167
33	$339.6250
32	$329.3333
31	$319.0417
30	$308.7500
29	$298.4583
28	$288.1667
27	$277.8750
26	$267.5833
25	$257.2917
24	$247.0000
23	$236.7083
22	$226.4167
21	$216.1250
20	$205.8333
19	$195.5417
18	$185.2500
17	$174.9583
16	$164.6667
15	$154.3750
14	$144.0833
13	$133.7917
12	$123.5000
11	$113.2083
10	$102.9167
9	$92.6250
8	$82.3333
7	$72.0417
6	$61.7500
5	$51.4583
4	$41.1667
3	$30.8750
2	$20.5833
1	$10.2917
0	$0.0000

PS-4 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Review Dates.

The hypothetical payments set forth below assume the following:

•	the notes have not been redeemed early;
•	an Initial Value for the Least Performing Fund of $100.00;
•	an Interest Barrier for the Least Performing Fund of $60.00 (equal to 60.00% of its hypothetical Initial Value);
•	a Trigger Value for the Least Performing Fund of $50.00 (equal to 50.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 12.35% per annum.

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Fund. The actual Initial Value of each Fund is the closing price of one share of that Fund on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$10.2917
Second Review Date	$85.00	$10.2917
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,010.2917
	Total Payment	$1,030.875 (3.0875% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,010.2917 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,030.875.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$10.2917
Second Review Date	$80.00	$10.2917
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$55.00	$1,000.00
	Total Payment	$1,020.5833 (2.05833% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,020.5833.

PS-5 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Example 3 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$0
Second Review Date	$45.00	$0
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of one share of any Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that

PS-6 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by any of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Fund is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Fund.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY fund OR THE SECURITIES HELD BY any FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-7 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its

PS-8 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE INTERNET SECTOR WITH RESPECT TO THE KraneShares CSI China Internet ETF —

All or substantially all of the equity securities held by the KraneShares CSI China Internet ETF are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the internet sector and could affect the value of the equity securities held by the KraneShares CSI China Internet ETF and the price of one share of the KraneShares CSI China Internet ETF during the term of the notes, which may adversely affect the value of the notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE KRANESHARES CSI CHINA INTERNET ETF and the VanEck® Gold Miners ETF —

Some or all of the equity securities held by the KraneShares CSI China Internet ETF and the VanEck® Gold Miners ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	EMERGING MARKETS RISK WITH RESPECT TO THE KRANESHARES CSI CHINA INTERNET ETF —

The equity securities held by the KraneShares CSI China Internet ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE KRANESHARES CSI CHINA INTERNET ETF and the VanEck® Gold Miners ETF —

Because the prices of the equity securities held by each of the KraneShares CSI China Internet ETF and the VanEck® Gold Miners ETF are converted into U.S. dollars for purposes of calculating the net asset value of that Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by that Fund trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the relevant Fund denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the relevant Fund will be adversely affected and any payment on the notes may be reduced.

PS-9 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE KRANESHARES CSI CHINA INTERNET ETF —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  If the issuer of any of the equity securities held by the KraneShares CSI China Internet ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the KraneShares CSI China Internet ETF.  In addition, under these circumstances, each of the sponsor of the Underlying Index for the KraneShares CSI China Internet ETF and the KraneShares CSI China Internet ETF is expected to remove the equity securities of that company from the Underlying Index and the KraneShares CSI China Internet ETF, respectively.  Any changes to the composition of the KraneShares CSI China Internet ETF in response to these executive orders could adversely affect the performance of the KraneShares CSI China Internet ETF.

•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES WITH THE VanEck® Gold Miners ETF —

All or substantially all of the equity securities held by the VanEck® Gold Miners ETF are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.  Investments related to gold and silver are considered speculative and are affected by a variety of factors.  Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies.  Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, but may also be adversely affected by a variety of worldwide economic, financial and political factors.  The price of gold and silver may fluctuate substantially over short periods of time, so the VanEck® Gold Miners ETF’s share price may be more volatile than other types of investments.  Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand).  Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the VanEck® Gold Miners ETF and the price of the VanEck® Gold Miners ETF during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE BANKING INDUSTRY WITH RESPECT TO THE SPDR® S&P® REGIONAL BANKING ETF —

All or substantially all of the equity securities held by the SPDR® S&P® Regional Banking ETF are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking companies. Banks may also be subject to severe price competition. Competition is high among banking companies and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities held by the SPDR® S&P® Regional Banking ETF and the price of the SPDR® S&P® Regional Banking ETF during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-10 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

The Funds

The KraneShares CSI China Internet ETF is an exchange-traded fund of KraneShares Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index, which we refer to as the Underlying Index with respect to the KraneShares CSI China Internet ETF. The Underlying Index with respect to the KraneShares CSI China Internet ETF is currently the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies. For additional information about the Fund, see Annex A in this pricing supplement.

The VanEck® Gold Miners ETF is an exchange-traded fund of the VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the VanEck® Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. For additional information about the VanEck® Gold Miners ETF, see “Fund Descriptions — The VanEck® ETFs” in the accompanying underlying supplement.

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the regional banking segment of the U.S. banking industry, which we refer to as the Underlying Index with respect to the SPDR® S&P® Regional Banking ETF. The Underlying Index with respect to the SPDR® S&P® Regional Banking ETF is currently the S&P® Regional Banks Select IndustryTM Index. The S&P® Regional Banks Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index. For additional information about the SPDR® S&P® Regional Banking ETF, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 4, 2019 through June 14, 2024. The closing price of one share of the KraneShares CSI China Internet ETF on June 14, 2024 was $28.75. The closing price of one share of the VanEck® Gold Miners ETF on June 14, 2024 was $33.41. The closing price of one share of the SPDR® S&P® Regional Banking ETF on June 14, 2024 was $46.12. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

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Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

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Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or

PS-13 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying

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Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Annex A

The KraneShares CSI China Internet ETF

All information contained in this pricing supplement regarding the KraneShares CSI China Internet ETF (the “KWEB Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The KWEB Fund is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the KWEB Fund. The KWEB Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB.”

The KWEB Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “China Internet Index”). For more information about the China Internet Index, please see “The CSI Overseas China Internet Index” below.

Although the KWEB Fund reserves the right to replicate (or hold all components of) the China Internet Index, the KWEB Fund expects to use representative sampling to track the China Internet Index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the China Internet Index. The KWEB Fund may or may not hold all of the securities in the China Internet Index when using a representative sampling indexing strategy.

Tracking error refers to the risk that the KWEB Fund’s performance may not match or correlate to that of the China Internet Index, either on a daily or aggregate basis. Tracking error may cause the KWEB Fund’s performance to be less than expected. There are a number of factors that may contribute to the KWEB Fund’s tracking error, such as KWEB Fund expenses, imperfect correlation between the KWEB Fund’s investments and those of the China Internet Index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the China Internet Index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the China Internet Index may be suspended from trading. To the extent the KWEB Fund calculates its net asset value based on fair value prices and the value of the China Internet Index is based on securities’ closing prices on local foreign markets, the KWEB Fund’s ability to track the China Internet Index may be adversely affected. Mathematical compounding may prevent the KWEB Fund from correlating with the monthly, quarterly, annual or other period performance of the China Internet Index. In addition, the KWEB Fund may not invest in certain securities and other instruments included in the China Internet Index, or invest in them in the exact proportions they represent of the China Internet Index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the KWEB Fund may be delayed in purchasing or selling securities and other instruments included in the China Internet Index. Any issues the KWEB Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the KWEB Fund’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the KWEB Fund. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698 through the SEC’s website at http://www.sec.gov.

The CSI Overseas China Internet Index

General

All information contained in this pricing supplement regarding the China Internet Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by China Securities Index Company Limited (“CSI”). The China Internet Index is calculated, maintained and published by CSI. CSI does not have any obligation to continue to publish, and may discontinue the publication of, the China Internet Index.

The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies.

The China Internet Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

Eligibility Criteria

Hong Kong-listed securities should satisfy the following conditions:

•	Securities are common stock or REITs primary or secondary listed on the Hong Kong Stock Exchange (main board or the Growth Enterprise Market);
•	The listing date is more than 3 months in the most recent year unless the daily average total market value since listing is ranked top 10 in all the Hong Kong-listed securities; and

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Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

•	Listed by a Chinese internet company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong-listed securities that meet any of the following conditions will be excluded from the eligible universe:

•	Securities that are included on the Hong Kong Securities and Futures Commission (SFC) high shareholding concentration notices, unless the company has issued the announcement entitled “Resolving of High Shareholding Concentration” to state that the high shareholding concentration issue has been resolved for 12 months;
•	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;
•	Securities whose average daily closing price in the most recent year is less than 0.5 HKD and earnings per share in the most recent annual report is negative;
•	Securities whose cumulative daily average market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the daily average turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative daily average market capitalization coverage for each security; or
•	Securities considered by an index advisory committee of CSI as inappropriate.

Other markets-listed securities should satisfy the following conditions:

•	Listed for more than 3 months unless the market value of its IPO exceeds 30 billion USD; and
•	Listed by a Chinese internet company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

From the remaining securities, securities are chosen for inclusion in the China Internet Index if they are assigned to one of the following categories, as determined by CSI:

•	Internet Software & Services (companies developing and marketing internet software and/or providing internet services);
•	Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);
•	Internet Retail (companies providing retail services primarily on the internet);
•	Internet Service (companies providing commercial services primarily through the internet); or
•	Mobile Internet (companies developing and marketing mobile internet software or providing mobile internet services).

When two or more eligible listings of the same company are eligible for inclusion, the Hong Kong-listed security will have the priority to be selected.

Index Calculation

The China Internet Index is a modified free float-adjusted market capitalization-weighted index. The China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free float of a constituent as the shares outstanding and tradable in the security market. According to its definition, free float of a constituent is its total shares minus the restricted shares and the non-free float shares. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed to be non-free float. Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by

PS-17 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1, so that the weight of each constituent is capped at 10% and the total weight of the top five constituents is capped at 40%.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

Index Review

The China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

The weight factor is rebalanced monthly and the rebalance will be effective as of the next trading day after the 2nd Friday each month.

Suspension. At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

•	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.
•	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.
•	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the China Internet Index, CSI determines their treatment as follows:

•	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the China Internet Index.
•	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.
•	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. These corporate events include IPOs, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Base Date

The China Internet Index has a base date of June 29, 2007, with a base value of 1,000 on that date.

PS-18 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF

Index Governance

CSI annually reviews the index calculation and maintenance methodology, index methodologies and other index rule documents to ensure that the calculation and maintenance of the China Internet Index is in line with its objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

PS-19 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the VanEck® Gold Miners ETF and the SPDR® S&P® Regional Banking ETF